EXHIBIT 32

The following is a schedule setting forth material details in which the documents delivered differ from the form:

     Name                       Date Note Issued          Amount of Note
     ----                       ----------------          --------------
     Trust                      February 28, 2002            $150,000
     RIFL Holdings              March 8, 2002                $150,000
     Profit Sharing Plan        February 28, 2002            $ 50,000
     CSM                        February 28, 2002            $ 50,000
     JCL                        February 28, 2002            $ 25,000

                              CONVERSION AGREEMENT

THIS CONVERSION AGREEMENT (the "Agreement"), dated as of August 9, 2002 between ROYAL PRECISION, INC., a Delaware corporation (the "Company"), and ____________ (the "Director").

WHEREAS, the Company believes that (a) the Company's cash flow position will be materially improved if the Company can eliminate the debt service on the $___________ loan owed to the Director which bears interest at 13% annually and matures on October 31, 2002 (the "Director Loan") and carries registration rights as set forth in the subordinated note covering the Director Loan dated ________ (the "Note"), (b) the Company will not be able to repay the Director Loan at its maturity, (c) the Company has defaulted in the payment of interest due on July 26, 2002 under the Note, (d) the Director has the option to convert the Director Loan into shares of common stock of the Company at the rate of $.25 per share upon a default under the Director Loan, (e) the later in time that the Director converts the Director Loan, the greater the amount of interest that will be owed and the greater the number of shares that will be issued upon conversion of the Director Loan, and (f) Wells-Fargo Business Credit, Inc. ("Wells Fargo") has requested that the Director Loan be converted into equity as a condition of refinancing ("Conversion").

NOW THEREFORE, in consideration of the undertakings hereinafter contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1. NOTICE. Upon receipt of a written notice from the Company to the Director prior to August 9, 2002 indicating that Wells Fargo is about to execute and deliver to the Company amended and restated loan agreements among subsidiaries of the Company and Wells Fargo, the Director agrees to convert the outstanding principal and interest due under the Director Loan through August 9, 2002 into shares of common stock of the Company at the rate of $.25 per share and waive all interest accruing for any time thereafter. As soon as practicable after such notice, the Company shall issue to the Director a certificate for the number of shares to which the Director is entitled. Conversion shall be considered payment in full by the Company of the Note. The Director and the Company will effect such amendments to the Note as may be necessary to implement Conversion, while preserving the registration rights appurtenant to the shares into which the Director Loan is converted.

SECTION 2. MISCELLANEOUS.

     2.1. WAIVER. No purported waiver by either party or any default by the other party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiving party. No such waiver shall, in any event, be deemed a waiver of any subsequent default under the same or any other term or provision contained herein.

     2.2. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein. No representation or warranty has been made by or on behalf of either party to this Agreement (or any officer, director, employee or agent thereof) to induce the other party to enter into this Agreement or to abide by or consummate any transactions contemplated by any terms of this Agreement, except representations and warranties expressly set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon either party unless in writing and signed by the parties to be charged.

     2.3. JOINT PREPARATION. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein shall be interpreted according to the application of the rules of interpretation for arms' length agreements.

     2.4. NO PARTNERSHIP. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership.

     2.5. SUCCESSORS. Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and, except as otherwise specifically provided in this Agreement, their respective successors and permitted assigns; provided, however, that neither this Agreement, nor any rights herein granted may be assigned, transferred or encumbered except as specifically otherwise permitted herein.

     2.6. NOTICE PROCEDURE. Any consent, waiver, notice, demand, request or other instrument required or permitted to be given under this Agreement shall be in writing and be deemed to have been properly given only when delivered in person or by telecopy or other facsimile transmission (followed with hard copy sent by prepaid courier service), addressed to the following:

     If to Director                          Telephone:
                                             Fax:

     If to the Company

     535 Migeon Avenue
     Torrington, Connecticut  06790          Telephone: (860) 489-9254
     Attn: President                         Fax: (860) 489-5454

Notice of change of address will be effective only upon receipt.

     2.7. CAPTIONS. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

     2.8. PARTIAL INVALIDITY. If any term or provision of this Agreement, or the application thereof to any person, firm, corporation or other entity or circumstance, shall be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, firms, corporations or other entities or circumstances other than those as to which it is held invalid, shall be unaffected thereby and each remaining term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     2.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and the parties hereto may execute this Agreement by signing one or more counterparts.

     2.10. THIRD PARTIES. Nothing herein express or implied is intended or shall be construed to confer upon or give any person, other than the parties hereto and their respective heirs, successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     2.11. GOVERNING LAW. This Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Delaware applicable to agreements to be performed in the State of Delaware.

     2.12. FURTHER ASSURANCES. If, at any time, either of the parties hereto shall consider or be advised that any further documents are necessary or desirable to carry out the provisions hereof, the appropriate party or parties hereto shall execute and deliver, or cause to be executed and delivered, any and all such other documents and do, or cause to be done, all things necessary or proper to fully carry out the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                        ROYAL PRECISION, INC.


                                        By
                                           -------------------------------------
                                           John C. Lauchnor, President